SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                               (Amendment No. ___)

[x]  Filed by the Registrant

[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials


[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Fundtech Ltd.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE  (Check the appropriate box):

[x]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     4)   Proposed maximum aggregate value of transaction: $

     5)   Total fee paid: $

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: $

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

================================================================================

                              [FUNDTECH LTD. LOGO]





Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Fundtech Ltd. (the "Company") on September 7, 1999, beginning at 10:00 a.m., local time, at the Company's offices at 12 Ha'hilazon Street, (5th floor) Ramat Gan, Israel. I look forward to greeting as many of you as can attend the Annual Meeting.

     Holders of the Company's Ordinary Shares are being asked to vote on the matters listed in the enclosed Notice of Annual Meeting of Shareholders. Your Board of Directors recommends a vote "FOR" all of the matters set forth in the Notice.

     Whether or not you plan to attend the Annual Meeting, it is important that your Ordinary Shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and accompanying Proxy Statement, please sign, date and mail the enclosed proxy card in the envelope provided.

                                          Very truly yours,



                                          Reuven Ben-Menachem

                                          Chairman of the Board, President and
                                          Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders
 of Fundtech Ltd.:

     The Annual Meeting of Shareholders of Fundtech Ltd. (the "Company") will be held at the Company's offices at 12 Ha'hilazon Street, (5th floor), Ramat Gan, Israel, on September 7, 1999, at 10:00 a.m., local time, for the following purposes:

1. To elect the directors of the Company to serve until their respective successors are elected and qualified ("Proposal 1").

2. To ratify and approve an increase in the number of Ordinary Shares reserved for issuance pursuant to the Company's Directors' Option Plan ("Proposal 2")

3.   To approve the compensation of the Company's directors for 1999 ("Proposal
     3").

4. To ratify and approve the compensation and Option Awards of Mr. Reuven Ben-Menachem, a member of the Company's Board of Directors and Fundtech's Chief Executive Officer ("Proposal 4").

5. To approve the grant of additional Option Awards to Ms. Rina Shainski and Mr. George M. Lieberman, each a member of the Company's Board of Directors ("Proposal 5").

6. To approve the adoption of the 1999 Fundtech Ltd. Employee Option Plan ("Proposal 6").

7. To ratify and approve amendments to the Company's 102 Plan, 1996 U.S. Plan, 1997 Israel Plan and the 1997 U.S. Plan, increasing the aggregate number of Ordinary Shares reserved under such Plans ("Proposal 7").

8. To ratify the appointment of Kost, Forer and Gabbay, a member of Ernst & Young International, independent certified public accountants, as auditors for Fundtech for fiscal year 1999 ("Proposal 8").

9. To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on August 2, 1999, are entitled to notice of, and to vote at, the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF ORDINARY SHARES YOU OWN, YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

     You may revoke your proxy by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted, or by voting in person at the Annual Meeting.

                                  By Order of the Board of Directors,


                                  Michael S. Hyman
                                       Vice President and Secretary
Ramat Gan, Israel
August 23, 1999

                                  FUNDTECH LTD.



                         12 Ha'hilazon Street, 5th Floor



                                Ramat Gan, Israel

                              --------------------

                                 PROXY STATEMENT

                              --------------------


                         ANNUAL MEETING OF SHAREHOLDERS


     This Proxy Statement is being furnished to holders of Ordinary Shares, par value NIS. 0.01 ("Ordinary Shares"), of Fundtech Ltd., an Israeli corporation ("Fundtech" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on September 7, 1999, at 10:00 a.m., local time, at the Company's offices at 12 Ha'hilazon Street (5th Floor), Ramat Gan, Israel, and at any adjournment or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about August 23, 1999.

The Proxy

     Reuven Ben-Menachem, President, Chief Executive Officer and Director of the Company and Michael S. Hyman, Vice President, General Counsel and Secretary of the Company, have been selected as proxies by the Board of Directors of the Company with respect to the matters to be voted upon at the Annual Meeting.

     All Ordinary Shares represented by properly executed proxies received prior to or at the Annual Meeting and not revoked prior to the Annual Meeting in accordance with the procedure therefor will be voted and will be voted as specified in the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement and, in the discretion of the persons named in the proxy, on such other matters as may properly come before the Annual Meeting.

     A shareholder may revoke his, her or its proxy at any time prior to use of such proxy by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of proxy.

Shareholders Entitled to Vote

     Shareholders of record owning Ordinary Shares at the close of business on August 2, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 13,939,604 Ordinary Shares outstanding (excluding 50,002 Deferred Ordinary Shares), with each share entitled to one vote per share on each matter submitted to shareholders for consideration at the Annual Meeting.

Quorum; Required Vote

     The presence, in person or by proxy, of the holders of record of at least 33 and 1/3 percent of the issued and outstanding Ordinary Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum and is necessary to hold the Annual Meeting.

     The affirmative vote of a majority of the Ordinary Shares present at the Annual Meeting is required to elect the nominees for directors in respect to the election of directors (Proposal 1), to ratify and approve an increase in the number of Ordinary Shares reserved for issuance pursuant to the Company's Directors' Option Plan (Proposal 2), to approve the compensation of the Company's directors for 1999 (Proposal 3), to ratify and approve the compensation and Option Awards of Mr. Reuven Ben-Menachem, a member of the Company's Board of Directors and Fundtech's Chief Executive Officer (Proposal
4), to approve the grant of additional Option Awards to Ms. Rina Shainski and Mr. George M. Lieberman, each a member of the Company's Board of Directors (Proposal 5), to approve the adoption of the 1999 Fundtech Ltd. Employee Option Plan (Proposal 6), to ratify and approve amendments to the Company's 102 Plan, 1996 U.S. Plan, 1997 Israel Plan and the 1997 U.S. Plan, increasing the aggregate number of Ordinary Shares reserved under such Plans (Proposal 7), and to ratify the appointment of Kost, Forer and Gabbay, a member of Ernst and Young International, as the Company's independent auditors (Proposal 8).

     On each matter submitted to shareholders for consideration at the Annual Meeting, only Ordinary Shares that are voted in favor of such matter will be counted towards approval of such matter. Ordinary Shares present at the Annual Meeting that are not voted for a particular matter or Ordinary Shares present by proxy where the shareholder properly withheld authority to vote for such matter (including broker non-votes) will not be counted toward approval of such matter. Shareholders will not be allowed to cumulate their votes in the election of directors.

     A broker non-vote occurs when a nominee holding Ordinary Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted as present in determining if a quorum is present.

PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members. The term of office of the Directors expire when their respective successors have been elected and qualified.

     The Board of Directors has nominated for election Ms. Rina Shainski, Dr. Jay B. Morrison, and Messrs. Reuven Ben-Menachem, George M. Lieberman, Achi Racov, Eddy Shalev and Rimon Ben-Shaoul, to serve as directors of the Company until the 2000 annual meeting of shareholders and until their successors are duly elected and qualified. All the above-named nominees, other than Achi Racov, are currently members of the Board of Directors.

     Each of the above-named nominees has consented to being named in this Proxy Statement and will serve as a director if elected. If at the time of the Annual Meeting, however, any of the above-named nominees should be unable or decline to serve, the persons named as proxies herein will vote for such substitute nominee or nominees as the Board of Directors recommends, or will vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends.

     The affirmative vote of the holders of a majority of the voting power represented at the meeting in person or by proxy is necessary to elect each of above-named as directors.

     The Board of Directors recommends a vote FOR the proposal to elect each of above-named as directors.

     The following table lists the name, age and positions with the Company of each of the nominees and the month and year in which each director was first elected.

                                                                                          Served as
              Name                    Age          Position with the company            Director Since
              ----                    ---          -------------------------            --------------
Reuven Ben-Menachem                     38     President, Chief Executive                 April 1993
                                               Officer and Director
George M. Lieberman                     56     Director                                  December 1998
Jay B. Morrison                         52     Director                                   April 1995
Achi Racov                              54     Director                                     Nominee
Rina Shainski                           39     Director                                   March 1999
Eddy Shalev                             51     Director                                   April 1997
Rimon Ben-Shaoul                        54     Director                                   August 1998

Nominees

     Reuven Ben-Menachem, a co-founder of Fundtech, has served as Fundtech's Chief Executive Officer and President, as a director of Fundtech since its inception in April 1993 and as Chairman of the Board of Directors since August 1998. Before founding Fundtech, Mr. Ben-Menachem was employed at Logica Data Architects, a funds transfer software provider, most recently as a Technical Director and a Product Manager. From January 1984 until June 1986, Mr. Ben-Menachem served as Director of Banking Systems at Manof Communications Systems, a middleware software provider. Prior thereto, Mr. Ben-Menachem served as a senior programmer/analyst in the Israeli Air Force.

     George M. Lieberman has served as a director of Fundtech since December 1998. Mr. Lieberman has been with WIT Capital, a pioneer online investment banking firm, as Senior Vice President and CIO since February 1998. Prior to February 1998, Mr. Lieberman held a number of positions at Merrill Lynch including First Vice President of Technology Strategy and Planning and was a member of the Merrill Lynch Technology Advisory Board. Mr. Lieberman has more than 30 years of information technology management and development experience across a broad spectrum of industries. He holds two computer related patents. Mr. Lieberman was also responsible for the development of major systems projects at many financial industry companies including Citibank and ADP. Mr. Lieberman holds advanced degrees in Industrial Engineering and Operations Research.

     Jay B. Morrison has served as a director of Fundtech since April 1995 and was co-Chairman of the Board of Directors until August 1998. Dr. Morrison has been a General Partner of Newbury Ventures, Inc., a venture capital investment firm, since 1992. Prior thereto, Dr. Morrison held a number of positions with Govett & Co. Ltd., a European international fund management company, including Chief Financial Officer and President of its venture capital subsidiary from 1990 to 1991. Dr. Morrison holds B.Ie. and M.S. degrees from Ohio State University and a Ph.D from the University of California, Berkeley, and has more than 14 years of experience in investing in and working with emerging growth companies.

     Achi Racov has served as Chief Information Officer of National Westminster Bank Group, London ("NatWest Group"), since 1997. Prior to his position as Chief Information Officer, Mr. Racov served as Director of Architecture & Governance of NatWest Group IT from 1994 through 1996. From 1991 through 1994, Mr. Racov was employed by Nedcor, South Africa, as IT Executive Strategy and Technology. From 1978 to 1990, Mr. Racov served as Technical Director of MSS International. From 1975 to 1978, Mr. Racov served as Technology Specialist at Digitron. From 1971 to 1975, Mr. Racov served as General Manager, Systems and Development, of Burroughs Israel and served as Project Leader and Head of Support at the Israeli Ministry of Education from 1967 to 1970. Prior thereto, Mr. Racov served as an Electronics Engineer in the Israeli Army.

     Rina Shainski has served as a director of Fundtech since March 1999 after serving as an alternate director of Fundtech since August 1998. Ms. Shainski has served as Vice President Business Development of Clal Industries and Investments Ltd.

("CII"), one of Israel's largest investment and holding companies, which is invested primarily in the industrial and technology sectors, since September 1997. From 1989 until 1996, Ms. Shainski was employed by Tecnomatix Technologies Ltd., most recently as Director Research & Development and Vice President Business Development. Ms Shainski has more than 13 years of experience in management of high-tech software companies. Ms. Shainski holds an M.Sc. degree in Computer Science from Weizmann Institute of Science, Israel and a B.Sc. degree in Physics from Tel Aviv University. Ms. Shainski is a graduate of the International Executive Program in Insead, Fontainbleau, France.

     Eddy Shalev has served as a director of Fundtech since April 1997, and has been affiliated with Fundtech since 1993. Mr. Shalev is also the General Managing Partner of Genesis Partners I LP, as well as Chief Executive Officer of
E. Shalev Management Ltd. Since 1985, Mr. Shalev has served as Chief Executive Officer of E. Shalev Ltd., currently an affiliate of CIBC World Markets Corp. From 1992 to 1996, Mr. Shalev was primarily engaged in sourcing and management of principal private equity activities in Israeli high technology companies and has led and participated in many private equity investments in emerging growth and technology companies. In 1992, Mr. Shalev co-founded the Mofet Israel Technology Fund. He was a partner in the Management Company of Mofet, and was both a director and a member of its Investment Committee. From 1972 to 1983, Mr. Shalev worked at IBM (Israel) and IBM (United Kingdom). Mr. Shalev holds a B.A. in Statistics and a M.Sc. degree in Information Systems from Tel Aviv University.

     Rimon Ben-Shaoul has served as a director of Fundtech since August 1998. He has also served as President of CII since May 1997. From 1985 until 1997, Mr. Ben-Shaoul served as President and as a member of the board of directors of Clal Insurance Company Ltd. Mr. Ben Shaoul also serves as the chairman or a member of the boards of directors of several other companies in which CII has interests. Mr. Ben-Shaoul earned a B.A. in Economics as well as an M.B.A. from Tel Aviv University.

Committees of the Board of Directors

     The Board of Directors of the Company has an Audit and Control Committee and a Compensation Committee.

Audit Committee

     The Audit Committee, which consists of Ms. Rina Shainski, Dr. Jay B. Morrison, Mr. Jay B. Morrison and Mr. George M. Lieberman, exercises the powers of the Board of Directors with respect to the accounting, reporting and financial control practices of the Company.

Compensation Committee

     The Compensation Committee, which consists of Ms. Rina Shainski and Messrs. Boaz Misholi and Eddy Shalev, administers the Company's stock option plans and the Company's overall compensation practices.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The members of Fundtech's Compensation Committee for the fiscal year ended December 31, 1998 were Dr. Jay Morrison and Messrs. Boaz Misholi and Eddy Shalev (the "1998 Compensation Committee"). No member of the 1998 Compensation Committee, or the present Compensation Committee, is currently or was at any time during the year ended December 31, 1998 an officer or employee of Fundtech. No executive officer of Fundtech served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of Fundtech's Board of Directors or Compensation Committee.

Directors' Compensation

     Pursuant to the Company's Directors' Option Plan, in 1998 the Company granted options to purchase up to 6,000 Ordinary Shares to each member of the Board of Directors, except Ms. Rina Shainski and Mr. George M. Lieberman. For additional information regarding stock options to purchase Ordinary Shares granted to Reuven Ben-Menachem as a director or as an employee - see " Compensation Committee Report - CEO" below.

     We do not otherwise compensate directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

Directors' Attendance

     The Board of Directors held 8 meetings during Fiscal 1998. None of the incumbent directors, attended (including through the means of the appointment of an alternate director or through a proxy as permitted under Fundtech's Articles of Association) fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors (held during the period that such director was in office) and (ii) the total number of meetings of all committees of the Board of which they were members (held during the period that such director was in office). See "--Committees of the Board of Directors."

                                   MANAGEMENT

Executive Officers

     The following individuals are the executive officers and key management of
Fundtech:

                   Name            Age                             Title
                   ----            ---                             -----
Reuven Ben-Menachem                 38    Chief Executive Officer, President and Chairman
Michael Carus                       33    Executive Vice President, Chief Operating  Officer and
                                          Chief Financial Officer
Paul J. Citarella                   41    Executive Vice President, Corporate Marketing
Gil Gadot                           37    Executive Vice President, Head of Israeli Operations
Ariu Levi                           51    President of Fundtech Corp.
Joseph P. Mazzetti                  58    Executive Vice President, International
J. Edmund Orr III                   48    Executive Vice President, Electronics Banking

     For a discussion of the business experience of Mr. Reuven Ben-Menachem, see "Board of Directors".

     Michael Carus has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer since July 1999. Prior to that, Mr. Carus served as Executive Vice President and Chief Financial Officer of Fundtech since May 1998, and as Senior Vice President and Chief Financial Officer from September 1997 to May 1998. From May 1995 to August 1997, Mr. Carus was employed by Geotek Communications Inc., a wireless communications solution provider, most recently as Vice President and Acting Chief Financial Officer, Corporate Controller and Chief Accounting Officer. From 1988 to 1995, Mr. Carus was employed by Coopers & Lybrand as a Certified Public Accountant, most recently in the position of Manager - Business Assurance.

     Paul J. Citarella has served as Executive Vice President, Corporate Marketing, since July 1999. Prior to that, Mr. Citarella served as Senior Vice President and General Manager of the Electronic Banking Division of Fundtech since April 1998. Mr. Citarella held the same position at Checkfree Corporation where he was employed from 1996 to April 1998. From 1985 to 1995, Mr. Citarella was employed by Unisys Corporation, an information technology solutions provider, where he held management and sales positions with that company's Financial Services Division.

     Gil Gadot has served as Executive Vice President and Head of Israeli Operations of Fundtech since September 1998. From 1995 until September 1998, Mr. Gadot was Senior Vice President of Operations-Technology, and served as Vice President of Research and Development of Fundtech since it commenced operations in 1993 until 1995. From 1987 to 1993, Mr. Gadot was a senior project manager of DSSI, a leading systems and software supplier with operations in Israel and the United States. Mr. Gadot has more than 15 years of software development experience, particularly in advanced graphical user interface, operating and real-time systems.

     Ariu Levi a co-founder of Fundtech, has been President of Fundtech Corp. since it commenced operations in 1993. Before founding Fundtech, from 1991 to 1993, Mr. Levi was the Vice President of West Coast Sales at Winter Partners, an international banking software company. From 1981 to 1991, Mr. Levi was employed in the payments systems consultancy and sales and marketing divisions at TMI, Inc. and Logica USA. From 1973 to 1981, Mr. Levi was Vice President at the Cashiers Division of Bank America, and was responsible for the management of Bank America's consolidated cash flow and payment systems policy. Mr. Levi has 24 years of experience in the wholesale payments industry.

     Joseph P. Mazzetti has served as Executive Vice President, International since July 1999. Prior to that, Mr. Mazzetti served as Executive Vice President, Sales and Marketing of Fundtech since December 1997 and served as Senior Vice President, Sales and Marketing of Fundtech since joining Fundtech in 1994. From 1992 to 1994, Mr. Mazzetti was employed as an Executive Vice President at PRT Corp., a Year 2000 solution company. From 1984 to 1992, Mr. Mazzetti was employed at Logica Data Architects, most recently as Executive Vice President of the Financial Products Group, where he had responsibility for funds transfer, message switching and asset/liability product lines. Mr. Mazzetti has more than 30 years of experience in information technology in the public and private sectors with concentration in the banking and financial institutions market.

     J. Edmund Orr III has served as Executive Vice President and General Manager of the Electronic Banking Division since July 1999. Prior to joining Fundtech, Mr. Orr was the Vice President of Transaction Software Technologies
(TST) responsible for Product Management and New Business Development from1993 through 1998. Prior to joining TST, Mr. Orr was employed by Security Pacific Bank/Bank of America from 1979 through 1993, where he held various management positions within their Treasury Management organization.

                    Security Ownership of Certain Beneficial
                              Owners and Management

     The following table sets forth certain information as of August 2, 1999 (except as otherwise specified in the footnotes) about beneficial ownership of Fundtech's Ordinary Shares by (i) each person who is the beneficial owner of more than 5% of the outstanding Ordinary Shares, (ii) all directors of the Company, (iii) Fundtech's five most highly compensated executive officers, and
(iv) all directors and executive officers as a group, based in each case on information furnished to the Company. The address of each person who is an officer or director of the Company is c/o Fundtech Ltd., 12 Ha'hilazon Street, Ramat Gan, Israel.

                                                                       Number of Ordinary
                                                                             Shares                 Percentage
Name and address of Beneficial Owner                                   Beneficially Owned       Beneficially Owned
------------------------------------                                   ------------------       ------------------
Aura Investments Ltd.(1)....................................                  1,144,590                 8.2%
Boaz Misholi(2).............................................                  1,150,590                 8.3%
Clal Industries and Investments(3)..........................                  2,765,797                19.8%
Rina Shainski(4)............................................                  2,765,797                19.8%
Rimon Ban-Shaoul(5).........................................                  2,771,797                19.9%
Reuven Ben-Menachem(6)......................................                    367,400                 2.6%
Jay B. Morrison(7)..........................................                     17,079                    *
Eddy Shalev(8)..............................................                     64,309                    *
George M. Lieberman.........................................                          0                    0
Ariu Levi(9)................................................                    414,150                 3.0%
Gil Gadot(10)...............................................                    209,658                 1.5%
Joseph P. Mazzetti(11)......................................                     15,750                    *
Michael Carus(12)...........................................                      9,375                    *
Paul J. Citarella(13).......................................                      5,500                    *
J. Edmund Orr III ..........................................                          0                    0
All Directors and Executive Officers as a group (15 persons)                  4,948,031                 35.3%

----------
*    Less than one percent

(1) Consists of 1,144,590 Ordinary Shares held by Aura Investments Ltd. ("Aura"), of which Mr. Misholi is Chairman of the Board and Chief Executive Officer.

(2) Includes 1,144,590 Ordinary Shares held by Aura, of which Mr. Misholi is Chairman of the Board and Chief Executive Officer. Mr. Misholi disclaims beneficial ownership of such Ordinary Shares, except to the extent of his proportionate pecuniary interest therein. Also includes options to purchase 6,000 Ordinary Shares granted pursuant to the Directors' Option Plan.

(3) Consists of 2,765,797 Ordinary Shares held by CII, of which Mr. Ben-Shaoul is President. The address of CII is Clal Atidim Tower, Building No. 4, Tel Aviv 61581, Israel.

(4) Consists of 2,765,797 Ordinary Shares owned by CII. Ms. Shainski disclaims beneficial ownership of the Ordinary Shares held by CII.

(5) Includes 2,765,797 Ordinary Shares owned by CII, of which Mr. Ben-Shaoul is President. Mr. Ben-Shaoul disclaims beneficial ownership of the Ordinary Shares held by CII. Mr. Ben-Shaoul disclaims beneficial ownership of the Ordinary Shares held by CII. Also includes options to purchase 6,000 Ordinary Shares granted pursuant to the Directors' Option Plan.

(6) Includes options to purchase 6,000 Ordinary Shares granted pursuant to the Directors' Option Plan. Also includes 2,250 Ordinary Shares issuable upon the exercise of options held by Mr. Ben-Menachem's spouse, who is an employee of Fundtech.


(7) Includes 11,079 Ordinary Shares held by JPV Investors L.P., of which Dr. Morrison is both the President of the General Partner and a Limited Partner. Mr. Morrison disclaims beneficial ownership of such Ordinary Shares except to the extent of his proportionate pecuniary interest therein. Also includes options to purchase 6,000 Ordinary Shares granted pursuant to the Directors' Option Plan.


(8) Consists of 11,666 Ordinary Shares held by Mr. Shalev and options to purchase 6,000 Ordinary Shares granted pursuant to the Directors' Option Plan and 14,963 and 31,680 Ordinary Shares owned by Genesis Partners I (Cayman) L.P. and Genesis Partners I L.P., respectively, of which Mr. Shalev is a general partner. Mr. Shalev disclaims beneficial ownership of the Ordinary Shares held by Genesis Partners I (Cayman) L.P. and Genesis Partners I L.P., except to the extent of his proportionate pecuniary interest therein.

(9) The address of Ariu Levi is c/o Fundtech Corporation, 428 McCormick Street, San Leandro, California 94577.

(10) Includes 25,752 and 3,000 Ordinary Shares issuable upon the exercise of options held by Mr. Gadot and his wife, respectively.

(11) Consists of options to purchase 15,750 Ordinary Shares.

(12) Consists of options to purchase 9,375 Ordinary Shares.

(13) Consists of options to purchase 5,500 Ordinary Shares.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE


     During 1999, the Company's directors, officers and 10% shareholders became aware that the Company is no longer a "foreign private issuer" (as defined in the Securities Exchange Act of 1934, as amended), and that reports of ownership and changes in ownership of Fundtech's equity securities that are required to be disclosed under Section 16(a) of the Exchange Act had not been previously reported. As of August 9, 1999, all of the Company's directors, executive officers and 10% shareholders other than Aura Investment Ltd., Clal Industries and Investments Ltd., Messrs. Boaz Misholi, Eddy Shalev and Rimon Ben-Shaoul, have made the required filings under Section 16(a). The Company has implemented a program that is intended to ensure that the required filings will be promptly made and that directors, officers and 10% shareholders comply with their Section 16(a) filing requirements on a timely basis in the future.


                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning total compensation earned by or paid to the Chief Executive Officer and the four other highest-paid executive officers of the Company employed as of December 31, 1998 (the "Named Officers") during the fiscal years indicated for services rendered to the Company and its subsidiary.

                           Summary Compensation Table

                                                                     Long-term
                                                   Annual          Compensation
                                                Compensation          Awards
                                             ------------------      Security        All
                                                                   Underlying       other
                                      Year   Salary ($)   Bonus      Options    Compensation(1)
                                      ----   ----------   -----      -------    ---------------
Reuven Ben-Menachem ...............   1998    165,417   $140,000     21,000(2)      2,954
   Chief Executive Officer,           1997    141,246      5,000       --           2,866
   President and Chairman             1996    125,000     25,000       --          43,245
Ariu Levi .........................   1998     90,000     22,545       --           2,954
   President of Fundtech Corp.        1997     90,000      6,380       --           2,866
                                      1996     90,000       --                      3,300
Joseph P. Mazzetti ................   1998    146,875     25,000     15,000         2,954
   Executive Vice President - Sales   1997    110,000     10,000     10,500         2,866
   and Marketing                      1996    110,000       --       27,000         3,300
Michael Carus .....................   1998    145,833     40,000     15,000         2,954
   Executive Vice President and       1997     40,833       --       60,000           716
   Chief Financial Officer            1996       --         --         --            --
Gil Gadot .........................   1998    115,000     20,000     10,000         2,954
   Executive Vice President -         1997     90,000     20,000       --           2,866
   Operations and Technology          1996     90,000       --       30,002        30,798

----------
(1)  Represents relocation, housing and health insurance premiums.

(2) Includes 6,000 options granted pursuant to the Directors' Option Plan and 15,000 options granted pursuant to Fundtech's employee option plans.

Stock Option Plans

Directors' Option Plan

     On May 18, 1998, the Company agreed to grant options to purchase an aggregate of 42,000 Ordinary Shares to members of the Board of Directors. The options were granted following the election of the Board of Directors at the Company's annual meeting in August 1998. These options will be fully vested at this year's Annual Meeting.

Employee Share Option Plans

     Pursuant to resolutions of the Company's Board of Directors, a total of 1,300,000 Ordinary Shares have been reserved for the granting of options to employees of Fundtech Ltd. and Fundtech Corp. As of August 2, 1999, 1,029,138 options were outstanding, 148,893 options have been exercised and 121,969 options are available to be issued. These options have been reserved and granted pursuant to the following plans:

1996 Stock Option Plans

     In April 1996, the Board of Directors adopted a resolution to reserve 423,003 Ordinary Shares for the exercise of options which the Company intends to grant to employees of Fundtech Ltd. and employees of Fundtech Corp. pursuant to two separate plans.

     The first plan for the employees of Fundtech Ltd., the 1996 Employee Stock Option Plan for Employees of Fundtech Ltd. (the "102 Plan"), adopted in May 1996, provides for the granting of up to 150,753 Ordinary Shares under Section 102 of the Israel Income Tax Ordinance ("Section 102"). The options granted under the 102 Plan vest over a period of four years, with up to one year credit for previous service with the Company, and expire five years from the date of grant. Options with respect to 30,000 Ordinary Shares originally authorized under the 102 Plan became subject to a resolution adopted by the Board of Directors on December 31, 1997 (the "December 1997 Resolution"), discussed more fully below.

     The second plan for the employees of Fundtech Corp. and employees of Fundtech Ltd., the 1996 Stock Option Plan for Employees at Fundtech Ltd. and Employees of Fundtech Corp. (the "1996 U.S. Plan"), adopted in October 1996, provides for the granting of up to 272,250 Ordinary Shares. The options granted under the U.S. Plan vest over a period of four years and expire five years from the date of grant. Options with respect to 36,750 Ordinary Shares originally authorized under the U.S. Plan became subject to the December 1997 Resolution, discussed more fully below.

1997 Stock Option Plans

     On September 2, 1997, the Board of Directors adopted a resolution to reserve 225,000 Ordinary Shares for the exercise of options which Fundtech intends to grant to its employees pursuant to the Fundtech 1997 Stock Option Plan (the "1997 U.S. Plan"). In April and July 1998, the Board of Directors adopted resolutions to reserve an aggregate of an additional 240,000 Ordinary Shares for the exercise of options to be granted under the 1997 U.S. Plan. The options under the 1997 U.S. Plan vest over a period of four years and expire five years from the date of grant.

     On December 31, 1997, the Board of Directors adopted the December 1997 Resolution. The December 1997 Resolution governs the method by which a total of 66,750 options reserved by prior plans are to be granted (the "1997 Israel Plan"). The 66,750 options governed by the December 1997 Resolution consist of:
(i) 30,000 options which previously had been reserved under the 102 Plan, but which had not vested in employees, and (ii) 36,750 options which previously had been reserved to be issued under the U.S. Plan. In July 1998, the Board of Directors adopted a resolution to reserve an additional 40,000 Ordinary Shares for the exercise of options to be granted under the 1997 Israel Plan.

     As of March 26, 1999, the Board of Directors has reserved an additional 329,997 Ordinary Shares for the exercise of options to be allocated among the 1997 U.S. Plan and the 1997 Israel Plan. As set forth in Proposal 7 below, Fundtech is seeking the approval of its Shareholders of the additional reservations of Ordinary Shares.

Option/SAR Grants in Last Fiscal Year

     Stock options exercisable for Ordinary Shares are granted to certain employees of the Company pursuant to the above-described Company's share option plans in order to secure and retain the services of highly qualified persons by rewarding key employees for their contribution toward increasing the value of the Company's Ordinary Shares. The following table provides information on options granted to the Named Officers during the last fiscal year pursuant to the Company's option plans.

     The table also shows, among other data, hypothetical potential gains from options granted in fiscal 1998. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the price of Ordinary Share over the life of the options granted in Fiscal 1998. The assumed rates of growth were selected by the Securities and Exchange Commission (the "Commission") for illustrative purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.


                                                     Individual Grants
                                 ----------------------------------------------------------
                                                                                              Potential Realizable Value
                                                                                              at Assumed Annual Rates of
                                                                                               Stock Price Appreciation
                                    Number         %of Total                                              for
                                      of          Options/SARs     Exercise                           Option Term
                                 Options/SARs    Granted to All    Price Per     Expiration   ---------------------------
Name of Executive                  Granted         Employees      Share($/Sh)       Date          5%               10%
-----------------                  -------         ---------      -----------       ----      ---------        ----------
Reuven Ben-Menachem..........       15,000              2.4%        $11.625       10/19/03       $48,176       $106,458
                                     6,000              1.0%         16.750        8/12/03        27,766         61,356
Ariu Levi....................            -                 -              -              -             -              -
Joseph Mazzetti..............       15,000              2.4%         11.625       10/19/03        48,176        106,458
Michael Carus................       15,000              2.4%         11.625       10/19/03        48,176        106,458
Gil Gadot....................       10,000              l.6%         11.625       10/19/03        32,117         70,972

Fiscal Year-End Option Holdings

     The following table summarizes for each of the Named Officers option exercises during fiscal 1998, including the aggregate value of gains on the date of exercise, the total number of unexercised options for Ordinary Shares, if any, held at December 31, 1998 and the aggregate dollar value of unexercised in-the-money options for Ordinary Shares, if any, held at December 31, 1998. Value of unexercised in-the-money options at fiscal year-end is the difference between the exercise or base price of such options and the fair market value of the underlying Ordinary Shares on December 31, 1998, which was $20.625 per share. These values have not been, and may never be, realized, as these options have not been, and may never be, exercised. Actual gains, if any, upon exercise will depend on the value of Ordinary Shares on the date of any exercise of options.

           Aggregated Option/SAR Exercises in the Last Fiscal Year and
                            FY-End Option/SAR Values

                                                                                               Value of Unexercised
                                                                                           -----------------------------
                                                                Number of Unexercised              (at year end)
                                Ordinary                      Options at Fiscal Year-End       In-the Money Options
                             Shares Acquired      Value                  (#)                       at FY-End ($)
Name                         On Exercise (#)  Realized ($)   Exercisable   Unexercisable    Exercisable   Unexercisable
----                         ---------------  ------------   -----------   -------------    -----------   -------------
Reuven Ben-Menachem........            -             -           1,500          19,500       $  5,813        $152,438
Ariu Levi..................            -             -               -               -              -               -
Joseph Mazzetti............            -             -          24,187          28,313        438,564         371,998
Michael H. Carus...........       10,000       $79,200           5,000          60,000         86,475         913,275
Gil Gadot..................            -             -          22,501          17,501        411,656         227,231

Employment Agreements, Termination Provisions and Change in Control Arrangements

     On November 25, 1997, Fundtech entered into an employment agreement with Reuven Ben-Menachem engaging him as the Chairman of the Board and Chief Executive Officer of Fundtech and of Fundtech Corporation. The initial term of Mr. Ben-Menachem's employment commenced on January 1, 1998 and continues until December 31, 1999, unless renewed. Mr. Ben-Menachem's agreement sets forth his annual base salary ($160,000) and eligibility for bonuses based on Fundtech's achievement of certain performance goals. Fundtech may terminate Mr. Ben-Menachem employment without cause, in which case Mr. Ben-Menachem would receive severance payment in the amount equal to his then current base salary for a period of six (6) months, plus the pro-rata portion of his bonus for such year. Mr. Ben-Menachem's base salary is reviewed annually and any increases to his base salary require the approval of the Compensation Committee. Mr. Ben-Menachem's employment agreement incorporates a non-competition and confidentiality agreement entered into on February 2, 1995.

     Fundtech does not currently have any written employment contracts in effect with any of the Named Officers other than Reuven Ben-Menachem, its chief executive officer.

                          Compensation Committee Report

     The Compensation Committee administers the stock option plans of Fundtech and its subsidiaries, determines the base compensation and bonus/incentive compensation of the Chief Executive Officer of Fundtech, Reuven Ben-Menachem, and reviews the recommendations of Reuven Ben-Menachem and approves the base compensation and bonus/incentive compensation of the other executive officers of Fundtech.


     General Compensation Policy

     The Committee's fundamental compensation policy is to make a substantial portion of executive officers' compensation contingent on Fundtech's growth, financial performance and meeting certain specific targeted events. Accordingly, in addition to base salary, we offer bonuses/incentive compensation (which are tied to Fundtech's and the executive's performance goals) and stock option awards. The Committee believes that providing incentives to the executive officers through both cash bonus and equity based incentives (stock options in Fundtech) benefits shareholders by aligning the long-term interests of shareholders and employees.

     Each executive officers compensation package consists of: (i) salary, (ii) benefits, which include medical, dental, life insurance and participation in a 401(k) plan and (iii) may include either or both stock options under the relevant stock option plan of Fundtech and/or its subsidiaries; and/or eligibility for incentive compensation.

     Factors

     The principal factors considered in establishing the components of each executive officer's compensation package for the 1998 fiscal year are summarized below. The Committee may, in its discretion, apply entirely different factors, particularly different measures of financial performance, in setting executive officers' compensation for future fiscal years. However, all compensation decisions will be designed to further the general compensation policy indicated above.

     Base Salary

     The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions in companies similarly situated with Fundtech and the financial performance of Fundtech. In preparing the performance graph for this Proxy Statement, the Company used Hambrecht & Quist Computer Software Index ("H & Q Index") as its published line of business index. The compensation practices of most of the companies in the H & Q Index were not reviewed by the Committee, as such companies were not believed to compete with the company for executive talent.

     Factors relating to individual performance that are assessed in setting base compensation are based on particular duties, areas of responsibility of the individual executive officer and internal consistency within the Fundtech's salary structure. Factors relating to our financial performance that may be related to increasing or decreasing base salary include revenues and profits. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula.

     Incentive Compensation

     1998 was an important growth year, as Fundtech transitioned from private company to publicly traded status. In order to create incentive for a successful public offering, to reward key executive officers for their extensive work in the public offering process, and to compensate such executives on a transitional basis for the additional responsibilities of managing a publicly traded company, Fundtech paid the four (of five total) executive officers involved in the process one time cash bonuses. The fifth executive officer received commission incentive based on sales generated by persons reporting to him and on sales generated by him personally. In addition, Fundtech's Chief Executive Officer received performance incentives described more fully below.

     Assessment of any adjustment to bonuses earned is determined by the Committee. Bonuses have only been paid on achieving performance thresholds, based either on specific events or meeting revenue or profit targets previously established by the Board. The corporate goals and threshold level may differ from year to year, but are always aligned with the objective of improving shareholder value.

     Stock Options

     Stock options are an essential element of Fundtech's executive compensation package. The Committee believes that equity-based compensation in the form of stock options aligns the interests of management with those of the shareholders by focusing employees and management on increasing stockholder value. The value of such equity-based compensation derives solely from appreciation of Fundtech's stock. In order to promote a longer term management focus and to provide incentive for continued employment with Fundtech, stock option grants generally become exercisable over a four year vesting schedule. The exercise price being equal to the fair market value of Fundtech's stock on the date of grant.

     The size of the option grant made to each executive officer is based upon that individual's current position with Fundtech, internal comparability with option grants made to other executives (generally taking into account stock volatility and recent stock appreciation) and the individual's potential for future responsibility and promotion over the option term. In 1998, stock options were granted to each new executive that joined Fundtech. In addition, four of Fundtech's five executive officers received either new or additional grants to replace incentives lost when previously vested stock options vested.

         CEO Compensation

     On November 25, 1997, Fundtech entered into an employment agreement with Reuven Ben-Menachem engaging him as the Chief Executive Officer of Fundtech Ltd. and of its U. S. subsidiary, Fundtech Corporation. Pursuant to his employment agreement, Mr Ben-Menachem received a base salary of $160,000 for 1998. Mr. Ben-Menachem received incentive bonuses for 1998 totaling $140,000 based on Fundtech's completion of its successful initial public offering, Fundtech's achieving revenue and profit targets previously established by the Committee, and transitional compensation for the additional responsibilities of managing a publicly traded company. In addition, on August 13, 1998, Mr. Ben Menachem received 6,000 stock options as a director of the Company and on October 20, 1998, 15,000 stock options as an employee of the Company. The directors' options vest at the rate of 25% every three months and the employee options vest over four years. All options were priced at the fair market value of Fundtech's Ordinary Share on the date of grant.

                                          Dr. Jay Morrison

                                          Mr. Boaz Misholi

                                          Mr. Eddy Shalev

                                PERFORMANCE GRAPH


     The following graph provides a comparison of the cumulative total returns on the Ordinary Shares based on an investment of $100 after the close of the market on March 13, 1998 (the date that the Ordinary Shares commenced trading), plotted on a monthly basis for the period ending on December 31, 1998, against the NASDAQ Market Index and the H&Q Computer Software Index, in each case assuming reinvestment of any dividends. Dividends have not been declared on the Ordinary Shares. The following graph is not, nor is it intended to be, indicative of future performance of the Company's Ordinary Shares which performance could be affected by factors and circumstances outside of the Company's control.


                   Comparison of Cumulative Total Return among
        Fundtech, The NASDAQ Market Index and H&Q Computer Software Index

    ------------------------------------------------------------------------

 [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL.]

           3/13/98  3/31/98  4/30/98  5/31/98  6/30/98  7/31/98  8/31/98  9/30/98  10/31/98 11/30/98 12/31/98
           -------  -------  -------  -------  -------  -------  -------  -------  -------- -------- --------
Fundtech     100     99.64   113.42    98.99   101.34    91.95    68.46    57.72    73.15    91.28   110.74
  Ltd.
H&Q          100    108.22   108.64   104.47   112.18   105.90    81.62    93.57    90.15   100.19   108.91
Computer
Software
NASDAQ       100    102.90   105.17    99.76   106.64   105.24    84.33    95.83    99.84   109.85    124.3
 Market

                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

Option Grants

     Between September 18, 1997 and May 1, 1998, Fundtech granted to executive officers options to purchase an aggregate of 50,000 Ordinary Shares at an exercise price of $21.00 per share. On October 20, 1998, these options (other than those held by Directors or the Named Officers) were re-priced at the then current market price for the Ordinary Shares of $11.625. Such options vest over four years and expire five years from the date of grant.

     On May 18, 1998, Fundtech agreed to grant options to purchase an aggregate of 42,000 Ordinary Shares to members of the Board of Directors. These grants were made following the election of a Board of Directors at Fundtech's annual general meeting of the shareholders in August 1998. The options will be fully vested at the commencement of the Annual Meeting.

     On October 20, 1998, Fundtech granted certain executive officers options to purchase an aggregate of 98,750 Ordinary Shares at an exercise price of $11.625 per share. Such options vest over four years and expire five years from the date of grant.


PROPOSAL 2 - RATIFICATION AND APPROVAL OF THE INCREASE IN THE NUMBER OF ORDINARY SHARES RESERVED UNDER THE FUNDTECH LTD. DIRECTORS' OPTION PLAN.

     Fundtech has used the Fundtech Ltd. Directors' Option Plan ("Directors' Option Plan") as a means to encourage and provide incentives to individuals to serve as members of the Board of Directors by enabling Fundtech to attract and retain, for its benefit, highly qualified Directors. As adopted, the Directors' Option Plan authorized options to purchase 42,000 Ordinary Shares to be issued. As of August 1, 1999 there were 7,500 Ordinary Shares remaining available for grant under the Directors' Option Plan.

     The Board of Directors is proposing to increase the number of authorized but unissued Ordinary Shares reserved for issuance under the Directors' Option Plan by 68,000 Ordinary Shares to a total of 110,000 Ordinary Shares reserved under the Directors' Option Plan in order to continue to provide this important compensation element. Subject to shareholder approval of this proposal and proposals 3, 4 and 5, the Board will grant to each of the directors elected at the annual meeting options to purchase 6,000 Ordinary Shares and will grant to Ms. Rina Shainski and Mr. George M. Lieberman additional options to purchase 3,000 and 4,500 Ordinary Shares, respectively. These options will be issued at the fair market value of the Ordinary Shares on the date of grant. The benefits of these grants are not currently determinable.

Terms of the Directors' Option Plan

     The Compensation Committee administers the Directors' Option Plan. Under the Directors' Option Plan, the Committee has sole authority in its discretion, subject to the express provisions of the Directors' Option Plan, to determine the exercise price of the Ordinary Shares covered by each option, the number of Ordinary Shares subject to each option and the extent to which options may be exercised in installments, and the terms and provisions of the respective option agreements.

     A total of 42,000 Ordinary Shares of authorized but unissued Ordinary Shares, subject to certain adjustments, are reserved for issuance under the Directors' Option Plan. The plan provides that if any options shall terminate for any reason or expire without having been exercised in full, the Ordinary Shares not purchased under such options shall again be available for the purposes of the Plan.

     The grant date for each option granted under the plan is the date that the Director is elected to the Board of Directors, and term of options are generally 5 years from the grant date. Options are vested in phases and subject to the specific terms provided by the Directors' Option Plan become fully vested at the date of the first Annual General Meeting accruing after the grant date.

     The Board of Directors may, from time to time, amend the Plan in any respect. However, no amendment may be made without the approval of the Company's shareholders if shareholder approval is required for such amendment under applicable law.

     The affirmative vote of the holders of a majority of the voting power represented at the meeting in person or by proxy is necessary for ratification and approval of the increase of number of Ordinary Shares reserved under the Fundtech Ltd. Directors' Option Plan.

     The Board of Directors recommends a vote FOR the ratification and approval of the increase of 68,000 Ordinary Shares reserved under the Directors' Option Plan.


PROPOSAL 3 - APPROVAL OF FUNDTECH'S DIRECTORS'
COMPENSATION FOR 1999

     Under applicable Israeli law, Shareholders must approve the payment of compensation and fees to Fundtech's Directors. Pursuant to Proposal 2, Shareholders are being asked to approve an increase in the number of Ordinary Shares reserved for issuance under the Directors' Option Plan. Accordingly, at the Annual General Meeting, Shareholders will be asked to approve that in 1999 and through the 2000 Annual General Meeting:

1. Each of the Directors will be granted an option to purchase 6,000 Ordinary Shares at an exercise price equal to the fair market value (the "Fair Market Value") of such

     Ordinary Shares on the date of the Annual General Meeting (the "Grant Date") which option shall vest as follows:

          (a) during the first nine months following the Grant Date, options to purchase 1,500 Ordinary Shares shall vest on the day following the end of each consecutive three-month period, respectively, during which such Director serves continuously as a Director of the Company; and

          (b) an additional 1,500 Ordinary Shares shall vest on the date of the first Annual General Meeting following the Grant Date if such Director serves continuously as a Director during the period commencing nine months from the Grant Date until the date of the first Annual General Meeting occurring thereafter.

2. All Directors elected or appointed other than at an Annual General Meeting shall receive an option to purchase a pro rata portion of 6,000 Ordinary Shares (1,500 for each three month period or portion of three month period in which such director is expected to serve) at an exercise price equal to the Fair Market Value of such Ordinary Shares on the date such Director is elected or appointed (the "Election Date"). 1,500 Ordinary Shares shall vest on the day following the end of each consecutive three-month period following the Election Date during which such Director serves continuously as a Director of the Company, and up to 1,500 Ordinary Shares shall vest pro-rata for any additional period of such continuous service prior to the next Annual General Meeting. Any Ordinary Shares which shall not have vested on the date of the Annual General Meeting following the Election Date shall expire.

3. The Compensation Committee shall determine other conditions of the grants, including, but not limited to, the exercise period for options vested thereunder.

4. The Board of Directors will be authorized to increase the compensation payable to External Directors (as defined under Israeli law), if required to do so in accordance with the minimum fee requirements prescribed by applicable law.

     The affirmative vote of the holders of a majority of the voting power represented at the meeting in person or by proxy is necessary for approval of the Directors' compensation.

     The Board of Directors recommends a vote FOR the approval of the Directors' compensation as set forth above.


PROPOSAL 4 - RATIFICATION AND APPROVAL OF THE COMPENSATION AND OPTION AWARDS OF MR. REUVEN BEN-MENACHEM, A MEMBER OF THE COMPANY'S BOARD OF DIRECTORS AND FUNDTECH'S CHIEF EXECUTIVE OFFICER

     Under applicable Israeli law, Shareholders must approve the payment of compensation and fees to Fundtech's Directors. Accordingly, at the Annual Meeting, Shareholders will be asked to ratify and approve that in accordance with the terms of Mr. Ben-Menachem employment agreement, Mr. Ben-Menachem in his capacity of Fundtech's CEO, shall receive a base salary of $200,000 and other incentives for 1999 as determined by the Compensation Committee. Subject to ratification and approval of Proposals 2, 3 and 7, Mr. Ben-Menachem is granted options to purchase 15,000 Ordinary Shares pursuant to the Company's employee option plans and 6,000 Options pursuant to the Company's Directors' Option Plan. All such options have an exercise price equal to the fair market value of such Ordinary Shares on the date of grant. The terms of these options will be the same as the terms of the other options being granted under the respective plans and proposals.

     The affirmative vote of the holders of a majority of the voting power represented at the meeting in person or by proxy is necessary for ratification and approval of Mr. Reuven Ben-Menachem compensation and Option Awards.

     The Board of Directors recommends a vote FOR the ratification and approval of the compensation and Option Awards of Mr. Reuven Ben-Menachem as set forth above.


PROPOSAL 5 - APPROVAL OF THE GRANT OF ADDITIONAL OPTIONS TO MS. RINA SHAINSKI AND MR. GEORGE M. LIEBERMAN, UNDER THE FUNDTECH LTD. DIRECTORS' OPTION PLAN.

     Subject to the Shareholders approval of Proposal 2 to increase the number of Ordinary Shares reserved for issuance under the Directors' Option Plan and to the approval of this proposal by the Shareholders, the Compensation Committee will vote to grant to Ms. Rina Shainski additional 3,000 options to acquire Ordinary Shares and to Mr. George M. Lieberman additional 4,500 options to acquire Ordinary Shares. Each such option is to be fully vested as of the date of the Annual Meeting and exercisable in accordance with and subject to the terms and conditions of the Directors' Option Plan.

     The affirmative vote of the holders of a majority of the voting power represented at the meeting in person or by proxy is necessary for the approval of the grant of options to Ms. Rina Shainski and Mr. George M. Lieberman.

     The Board of Directors recommends a vote FOR the approval of the grant of additional options to Ms. Rina Shainski and Mr. George M. Lieberman as set forth above.


PROPOSAL 6 - APPROVAL OF THE 1999 FUNDTECH LTD. EMPLOYEE OPTION PLAN

Background

     The Board of Directors is proposing for Shareholders approval the 1999 Fundtech Ltd. Employee Option Plan (the "1999 Plan"). As Fundtech believes that an important means for attracting and retaining, for Fundtech Ltd. and its subsidiary's benefit, highly qualified persons is to align their interest with those of the Company's other Shareholders through the issuance of stock options. The Board of Directors is proposing the 1999 Plan to unify the underlying terms of Fundtech's option plan, while maintaining the flexibility to issue options which may qualify as "incentive stock


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

options" within the meaning of Section 422 of the U.S. Internal Revenue Code of 1954, as amended (the "Code"), or which may qualify for the benefits of the provisions of Section 102 of the Israeli Income Tax Ordinance (new version) 1961 as amended (the "Ordinance"). Accordingly, the 1999 Plan consists of three elements: (i) the general terms and conditions of the Plan, (ii) the Fundtech Employee Option Plan (the "1999 Israeli Plan") and (iii) the Fundtech Equity Incentive Plan (the "1999 US Plan"). The 1999 Plan will increase the maximum number of Ordinary Shares of Fundtech's Ordinary Shares that may be issued under Fundtech's option plans by 500,000 Ordinary Shares to a total of 1,868,000 Ordinary Shares.

The following summary describes the material features of the proposed 1999 Plan but is not intended to be complete and is qualified in its entirety by reference to the copy of the 1999 Plan that is annexed to this Proxy Statement as Annex A.

                              Summary of 1999 Plan

General Terms and Conditions of the 1999 Plan

     The purpose of the 1999 Plan is to enhance the ability of Fundtech and its subsidiaries to (i) attract and retain employees and other persons or entities who are in a position to make significant contributions to Fundtech's success;
(ii) reward such persons for such contributions; and (iii) encourage such persons to take into account the long-term interest of Fundtech through ownership of options to acquire Ordinary Shares (the "Options").

     The Plan grants the Compensation Committee (the "Committee") plenary authority to grant to Fundtech's employees or entities who are in position to make a significant contribution to Fundtech's success (the "Grantees") options to purchase Ordinary Shares (the "Option Award").

     The number of Ordinary Shares that may be issued upon the exercise of Option Awards shall not at the aggregate exceed 500,000, without further Shareholders' approval. The maximum number of Ordinary Shares with respect to which Option Awards may be granted to any individual Grantee under the Plan during the term of the Plan shall not exceed 150,000. These limits are subject to adjustments as provided in the 1999 Plan for stock splits, stock dividends, issuance of bonus Ordinary Shares, mergers, reorganizations, recapitalizations and other similar transactions or events. No adjustments shall be made for dividends paid in cash or in property other than securities of Fundtech.

     Any Ordinary Shares subject to an Option Award which for any reason is cancelled or terminated without having been exercised and any Ordinary Shares subject to an Option Award which are forfeited, shall again be available for Option Awards under the Plan.

     The instrument by which the Committee will grant Option Awards will state, inter alia, the number of Ordinary Shares covered thereby, vesting terms, the dates and prices when Options may be exercised, the schedule on which such Ordinary Shares may be paid for and such other terms and conditions.



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

     Unless otherwise specified by the Committee, all Option Awards which are vested may be exercised for a period of up to 3 months from the date of termination of an employee's employment (or a period of up to 6 months from the date of termination of an employee's employment who was issued Option Awards pursuant to the Israeli Plan), or up to 6 months from the date of termination of employment in the case of an employee's death or disability, but in neither case may an Option be exercised after the date originally scheduled for its expiration or after July 31, 2009. Upon the completion of such 3 or 6 month period, as the case may be, all Option Awards shall terminate and be of no further force or effect.

     Upon termination of an employment of a Grantee, for any reason whatsoever, to the extent that any Option Award is not yet fully vested, such unvested portion of such Option Award will terminate and be void.

     Payment of the purchase price for Ordinary Shares purchased under an Option Award will be made in cash or in such other form as the Committee may approve at the time of grant.

     Option Award and each benefit granted under the Plan to a Grantee shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Grantee's lifetime, only by the Grantee.

     The Committee may, at any time and from time to time, terminate or amend the 1999 Plan in any respect except that in no event may any action of Fundtech alter or impair the rights of a Grantee without his consent under any Option Award previously granted to him.

     The 1999 Plan and all instruments issued thereunder or in connection therewith, are governed by, and will be interpreted in accordance with, the laws of the State of Israel.

     The Plan shall terminate on July 31, 2009 (unless sooner terminated by the Committee).

Terms and Conditions under the 1999 Israel Plan

     The 1999 Israel Plan is designed to benefit from, and is made pursuant to, the provisions of Section 102 and 3(I) of the Israeli Income Tax Ordinance ("Ordinance"). However, Option Awards granted under the Israel Plan to Israeli Grantees subject to Israeli taxation may or may not contain such terms as will qualify such Option Awards for the special tax treatment under section 102 of the Ordinance.

     Pursuant to the Israel Plan all Option Awards or Ordinary Shares issued by reason of exercise of Option Awards are to be held by a trustee (the "Trustee") which will not release such Option Awards or Ordinary Shares prior to the full payment of the beneficiary Grantee's tax liabilities arising from such Options Awards.

     The Trustee shall hold option Awards granted under Section 102 of the Ordinance for a minimum period of two years from the date of grant of such Option Awards.



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

Terms and Conditions under the 1999 US Plan

     Under the 1999 US Plan, the Committee may grant an employee of Fundtech who is an "employee" as such term is used in Section 422 of the Code either incentive stock options (the "ISO") (options intended to satisfy the requirements of Section 422 of the Code), or nonqualified options (options not intended to qualify as an incentive stock option) (the "NQSO"). Grantees other than employees of Fundtech can only be granted an NQSO.

     The exercise price for each ISO will not be less than 100%, or 110% in the case of an ISO granted to a holder of ten percent or more of Fundtech's outstanding capital stock, of the Fair Market Value (as defined in the 1999
Plan) of the Ordinary Shares on the date the Option Award is granted.

     In no case will an Option be exercisable more than ten years (five years, in the case of an ISO granted to a ten percent shareholder) from the date the Option Award was granted.

     The maximum aggregate number of Ordinary Shares which may be issued pursuant to the exercise of ISO's shall be 150,000, subject to the above mentioned adjustment.

     Ordinary Shares tendered by a Grantee or withheld by Fundtech to satisfy the tax withholding obligations, to the extent permitted by applicable law, on the exercise or vesting of an Option Award shall be available again for Option Awards under the Plan, but only to Grantees which are not subject to Section 16 of the Exchange Act.

     The Committee will have the authority to make such amendments to any terms and conditions applicable to outstanding Option Awards as are consistent with the Plan provided that no such action will modify such Option Award in a manner adverse to the Grantee without the Grantee's consent except as such modification is provided for or contemplated in the terms of the Option Award.

     No amendment of the 1999 Plan may be made without approval of the shareholders of the Company if the amendment will: (i) disqualify any ISO granted under the Plan; (ii) increase the total number of Ordinary Shares which may be issued under the Plan; (iii) increase the maximum number of Ordinary Shares with respect to Option Awards that may be granted to any individual under the Plan; (iv) modify the requirements as to eligibility for participation in the Plan.

Certain U.S. Federal Tax Consequences

     The following is a brief summary of certain of the U.S. federal income tax consequences of benefits granted under the 1999 US Plan. Statements in the following paragraph are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary. This summary is not intended to be exhaustive and does not describe state or local tax consequences.



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Incentive Stock Options

     ISOs granted under the Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

     Under the Code, the grantee of an ISO generally is not subject to federal income tax upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax", which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by the Company or any subsidiary or parent corporation of the Company from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after the requisite periods referred to in clause (ii) above, the ISO will be treated as a NQSO and will be subject to the rules set forth below under the caption "Non-qualified Options." Further, if after exercising an ISO, an employee disposes of the Ordinary Shares so acquired after the longer of two years from the date of grant or one year from the date of transfer of Ordinary Shares pursuant to the exercise of such ISO (the "applicable holding period"), the employee will normally recognize a capital gain or loss equal to the difference, if any, between the amount received for the Ordinary Shares over the exercise price. The capital gain or loss will be long-term or short-term depending on the employee's holding period. If, however, an employee does not hold the Ordinary Shares so acquired for the applicable holding period, thereby making a "disqualifying disposition," the employee would recognize ordinary income in the year of the disqualifying disposition equal to the excess of the fair market value of the Ordinary Shares at the time the ISO was exercised over the exercise price and the balance, if any, will be long-term or short-term capital gain depending on the employee's holding period. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the Ordinary Shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

     An employee who exercises an ISO by delivering Ordinary Shares previously acquired pursuant to the exercise of an ISO is treated as making a "disqualifying disposition" of such Ordinary Shares if the employee delivers such Ordinary Shares before the expiration of the applicable holding period with respect to such Ordinary Shares. Upon the exercise of an ISO with previously acquired Ordinary Shares as to which no disqualifying disposition occurs, the employee would not recognize gain or loss with respect to such previously acquired Ordinary Shares.

     A deduction will not be allowed to the Company for federal income tax purposes with respect to the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Ordinary Shares acquired upon exercise of an ISO. In the event of a disqualifying disposition, a federal income tax deduction generally will be allowed to the Company in an amount equal to the amount included in ordinary income by the employee, provided that such amount constitutes an ordinary and necessary business expense to the Company, is reasonable, the limitations of Sections 280G and

162(m) of the Code (as described below) do not apply and the Company satisfies its withholding obligation, if any, with respect to such income.

Non-qualified Options

     A NQSO is an Option Award that does not qualify as an "incentive stock option" under Section 422(b) of the Code. An individual who receives a NQSO will not recognize any taxable income upon the grant of such NQSO. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the Ordinary Shares at the time of exercise over the exercise price.

     Any Grantee who is an officer of the Company or a beneficial owner of more than ten percent (10%) of any class of registered equity securities of the Company should consult with his or her tax advisor as to whether, as a result of
Section 16(b) of the Exchange Act and the rules and regulations thereunder that are related thereto, the timing of income recognition is deferred for any period following the exercise of a NQSO (i.e., the "Deferral Period"). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the Ordinary Shares pursuant to the exercise of the Option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such Ordinary Shares over their exercise price, recognition of income by the individual will be deferred until the expiration of the Deferral Period.

     The ordinary income recognized with respect to the transfer of Ordinary Shares upon exercise of a NQSO under the Plan will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a NQSO, an individual may satisfy the liability in whole or in part by directing employer corporation to withhold Ordinary Shares from those that would otherwise be issuable to the individual or by tendering other Ordinary Shares of Common Stock owned by the individual. The withheld Ordinary Shares and other tendered Ordinary Shares will be valued at their fair market value as of the date that the tax obligation arises. Individuals who, by virtue of their positions with the Company, are subject to Section 16(b) of the Exchange Act may elect this method of satisfying the withholding obligation only during certain restricted periods.

     An individual's tax basis in the Ordinary Shares received on exercise of a NQSO will be equal to the exercise price, amount of any cash paid on exercise, plus the amount of ordinary income recognized by such individual as a result of the receipt of such Ordinary Shares. The holding period for such Ordinary Shares would begin just after the transfer of such Ordinary Shares or, in the case of an officer or beneficial owner of more than 10% of any class of registered equity securities of the Company who does not elect to be taxed as of the exercise date, just after the expiration of the Deferral Period, if any. A deduction for federal income tax purposes generally will be allowed to the Company in an amount equal to the amount included in ordinary income by the individual, provided that such amount constitutes an ordinary and necessary business expense, is reasonable, the limitations of Sections 280G and 162(m) of the Code do not


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

apply and the Company satisfies its withholding obligation, if any, with respect to such income.

     If an individual exercises a NQSO by delivering Ordinary Shares to the Company, other than Ordinary Shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such Ordinary Shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NQSO as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. So long as the individual receives a separate identifiable stock certificate therefor, the tax basis and the holding period for that number of Ordinary Shares received on such exercise that is equal to the number of Ordinary Shares surrendered on such exercise will be equal to the tax basis and include the holding period of those Ordinary Shares surrendered. The individual's tax basis and holding period for the additional Ordinary Shares received on exercise of a NQSO paid for, in whole or in part, with Ordinary Shares will be the same as if the individual had exercised the NQSO solely for cash.

     With certain exceptions, Section 162(m) of the Code limits the Company's deduction for compensation paid to executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a NQSO or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance based compensation, provided that such compensation has been approved by Shareholders in a separate vote and certain other requirements are met. If approved by the Shareholders, the Company believes that options with an exercise price at least equal to Fair Market Value on the date of grant granted under the Plan, at a time when the Compensation Committee consists solely of two or more outside directors (within the meaning of Section 162(m) of the Code) should qualify for this exception.

     The affirmative vote of the holders of a majority of the voting power represented at the meeting in person or by proxy is necessary for approval of the Fundtech Ltd. 1999 Employee Option Plan.

The Board of Directors recommends a vote FOR the approval of the FUNDTECH LTD. 1999 EMPLOYEE OPTION PLAN




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PROPOSAL 7 - RATIFICATION AND APPROVAL OF THE INCREASE OF ORDINARY SHARES
RESERVED UNDER THE 1997 ISRAEL PLAN AND UNDER THE 1997 U.S. PLAN.

Background

     Fundtech has used the 1997 Israel Plan and the 1997 U.S. Plan as one means of attracting and retaining highly qualified employees by aligning the employees' interest with those of Fundtech's other Shareholders. As of August 10, 1999 there were fewer than 124,845 Ordinary Shares remaining available for grant under these plans.

     For a summary of the material terms of the 102 Plan, 1996 U.S. Plan, 1997 Israel Plan and the 1997 U.S. Plan, see "Executive Compensation - Stock Option Plans.

     On December 31, 1997, the Compensation Committee decreased by 30,000 the number of Ordinary Shares reserved for issuance upon exercise of options granted pursuant to the 102 Plan and decreased by 36,750 the number of Ordinary Shares reserved for issuance upon exercise of options granted pursuant to the 1996 U.S. Plan. As part of the same resolution, the Compensation Committee reserved the total of 67,750 Ordinary Shares for issuance upon exercise of options granted pursuant to the 1997 Israeli Plan.

     On July 19, 1998, the Board of Directors increased the number of Ordinary Shares reserved for issuance pursuant to each of the 1997 Israel Plan and the 1997 U.S. Plan by 40,000 Ordinary Shares. On October 20, 1998 the Board of Directors increased the total number of Ordinary Shares authorized for issuance under Fundtech's various Stock Option Plans, including the 1997 Israel Plan and the 1997 U.S. Plan, to a total of 1.2 million Ordinary Shares. On March 16, 1999 the Board of Directors further increased the number of Ordinary Shares reserved for issuance pursuant to Fundtech's various Stock Option Plan to a total of 1.3 million Ordinary Shares. The Board of Directors is seeking the approval of its Shareholders of the increases in the number of Ordinary Shares reserved under Fundtech's various Stock Option Plans including the 1997 Israel Plan and the 1997 U.S. Plan.

     The affirmative vote of the holders of a majority of the voting power represented at the meeting in person or by proxy is necessary for ratification and approval of the amendments in the number of Ordinary Shares reserved under the 102 Plan, 1996 U.S. Plan, 1997 Israel Plan and the 1997 U.S. Plan.

     The Board of Directors recommend a vote FOR the ratification and approval of (i) the decrease of 30,000 Ordinary Shares reserved under the 102 Plan to a total of 120,753 Ordinary Shares, (ii) the decrease of 36,750 Ordinary Shares reserved under the 1996 U.S. Plan to a total of 235,500 Ordinary Shares, (iii) the increase of 275,000 Ordinary Shares reserved under the 1997 Israeli Plan to a total of 275,000 Ordinary Shares, and (iv) the increase of 201,747 Ordinary Shares reserved under the 1997 U.S. Plan to a total of 626,747 Ordinary Shares, all as set forth above.




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

PROPOSAL 8 - APPOINTMENT OF AUDITORS

     Kost, Forer and Gabbay, a member of Ernst and Young International, independent auditors, audited the financial statements of the Company for the year ended December 31, 1998, contained in the Company's Annual Report on Form 10-K. The audit services consisted of the firm's audit of and report on such financial statements and other annual financial statements of the Company and other matters.

     Representatives of Kost, Forer and Gabbay are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Based upon the recommendation of the Audit Committee, and subject to ratification by the Shareholders, the Board of Directors has appointed Kost, Forer and Gabbay, independent auditors, as auditors for the Company for the fiscal year ending December 31, 1999.

     The Board of Directors recommends a vote FOR such ratification.

                            PROPOSALS OF SHAREHOLDERS

     The Company intends to hold the Annual Meeting of Shareholders for the year 2000 in the fall of next year. Any shareholder of the Company wishing to include proposals in the proxy materials for such meeting must meet the requirements of the rules of the Commission relating to shareholders' proposals. Such proposal must be received by the Secretary of the Company in writing at the principal executive offices of the Company prior to April 23, 2000.

                                 OTHER BUSINESS

     The Board of Directors of the Company is not aware of any other matters that may be presented at the Annual Meeting other than those mentioned in the attached Company's Notice of Annual Meeting of Shareholders. If any other matters do properly come before the Annual Meeting, it is intended that the persons named as proxies will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

                             ADDITIONAL INFORMATION

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying materials will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Such persons will receive no additional compensation for such services. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy materials to the beneficial owners of Ordinary Shares.



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     Copies of the Company's 1998 Annual Report to Shareholders are being mailed to the shareholders simultaneously with this Proxy Statement. The financial statements and financial information appearing in such Annual Report are incorporated by reference herein.

                                    By Order of the Board of Directors,



                                    Michael S. Hyman
                                           Vice President and Secretary

Ramat Gan, Israel
August 23, 1999


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                                     Annex A

                                  FUNDTECH LTD.
                            1999 EMPLOYEE OPTION PLAN

     This plan shall be known as the Fundtech Ltd. 1999 Employee Option Plan (the "Plan"). The Plan is divided into two sub-plans: the Fundtech Employee Option Plan (the "Israeli Plan") and the Fundtech Equity Incentive Plan (the "US Plan").

1.   Purpose

     The purpose of the Plan is to enhance the ability of Fundtech Ltd. (the "Company") and its subsidiaries to (i) attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries; (ii) reward such persons for such contributions; and (iii) encourage such persons to take into account the long-term interest of the Company through ownership of options ("Options") to acquire ordinary Shares of the Company ("Ordinary Shares").

     Under the Plan, the Company will be able to grant awards in the form of Options as more fully described below.

2.   Eligibility and Participation

     Those eligible to receive Option Awards (as hereinafter defined) under the Plan will be persons in the employ of the Company or any of its subsidiaries and other persons or entities who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries, including directors of or consultants to the Company or a subsidiary of the Company. A "subsidiary" for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, Ordinary Shares possessing 50% or more of the total combined voting power of all classes of Ordinary Shares.

3.   Administration

     3.1 The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), which will consist of such number of Directors of the Company (not less than two in number), as may be fixed from time to time by the Board of Directors of the Company. The Board of Directors shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused.

     3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.



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

     3.3 Subject to the terms and conditions of this Plan, the Committee shall have full authority in its discretion, from time to time and at any time, to determine (i) the persons to whom Option Awards (as hereinafter defined) shall be granted ("Grantees"), (ii) the number of Ordinary Shares to be covered by each Option Award, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions on which such Option Awards may be exercised and on which such Ordinary Shares shall be paid for, including the terms of vesting, exercise price and duration of the Options Awards, (v) any contract or other writing to be entered into by the Company and Grantees, and (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

     3.4 The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option Award granted thereunder.

     3.5 The interpretation and construction by the Committee of any provision of the Plan or of any Option Award thereunder shall be final and conclusive.

4.   Ordinary Shares Available Under The Plan

     The aggregate number of Ordinary Shares that may be subject to Option Awards granted under the Plan shall be 500,000 Ordinary Shares, subject to any adjustment made in accordance with paragraph 9 hereof. The maximum number of Ordinary Shares with respect to which Option Awards may be granted to any individual participant under the Plan during the term of the Plan shall not exceed 150,000 (subject to any adjustment made in accordance with paragraph 9 hereof). Any Ordinary Shares subject to an Option Award which for any reason is cancelled or terminated without having been exercised and any Ordinary Shares subject to an Option Award which are forfeited, shall again be available for Option Awards under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of Ordinary Shares subject to Option Awards but shall not apply for purposes of determining the maximum number of Ordinary Shares with respect to which Option Awards (including the maximum number of Ordinary Shares subject to Options) may be granted to any individual participant under the Plan.

5.   Option Awards

     5.1 The Committee in its discretion may award to Grantees options to purchase Ordinary Shares in the Company available under the Plan ("Option Awards"). The date of grant of each Option Award shall be the date specified by the Committee at the time such award is made.

     5.2 The instrument granting an Option Award shall state, inter alia, the number of Ordinary Shares covered thereby, the vesting terms, the dates when it may be exercised, the option exercise price, the schedule on which such Ordinary Shares may be paid for and such other terms and conditions


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

          as the Committee at its discretion may prescribe, provided that they are consistent with this Plan.

6.   Exercise Price

     The price at which Ordinary Shares may be acquired under an Option Award shall be as determined by the Committee on the date of grant.

7.   Exercise of Option Award

     7.1 Option Awards shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan.

     7.2 An Option Award or any part thereof, shall be exercisable by the Grantee's signing and returning to the Company at its principal office, a "Notice of Exercise" in such form and substance or otherwise as may be prescribed by the Committee from time to time.

     7.3 Each payment for Ordinary Shares under an Option Award shall be in respect of a whole number of Ordinary Shares, shall be effected in cash or by a cashier's or certified check payable to the order of the Company, or such other method of payment acceptable to the Company, and shall be accompanied by a notice stating the number of Ordinary Shares being paid for thereby.

     7.4 Options granted under any single Option Award will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify.

     7.5 Full payment for Ordinary Shares purchased must be made at the time of the exercise of the Option, in whole or in part. Payment of the purchase price will be made in cash or in such other form as the Committee may approve at the time of grant.

     7.6 No fractional Share shall be delivered under the Plan unless the Committee shall determine the manner in which fractional Ordinary Shares shall be treated.

8.   Termination of Employment

     8.1 Unless otherwise specified by the Committee, upon termination of an employees employment, for any reason whatsoever, to the extent that any Option Award is not yet fully vested, such unvested portion of such Option Award shall terminate and be void. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its subsidiaries shall not be considered terminations of employment.

     8.2 Unless otherwise specified by the Committee, all Option Awards which are vested may be exercised for a period of up to 3 months from the date


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

          of termination of an employee's employment (or a period of up to 6 months from the date of termination of an employee's employment who was issued Option Award pursuant to the Israeli Plan), or up to 6 months from the date of termination of employment in the case of an employee's death or disability, but in neither case may an Option be exercised after the date originally scheduled for its expiration. Upon the completion of such 3-month or 6-month period, as the case may be, all Option Awards shall terminate and be of no further force or effect.

9.   Adjustments

     Upon the happening of any of the following described events, a Grantee's right to purchase Ordinary Shares under the Plan shall be adjusted as hereinafter provided:

     9.1 If the Ordinary Shares shall be subdivided or combined into a greater or smaller number of Ordinary Shares or if the Company shall issue any Ordinary Shares as a share dividend on its outstanding Ordinary Shares, the number of Ordinary Shares deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or share dividend.

     9.2 If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting Ordinary Shares of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company's assets or otherwise (each, an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Ordinary Shares then subject to such Options either (a) the consideration payable with respect to the outstanding Ordinary Shares in connection with the Acquisition, (b) Ordinary Shares of stock of the surviving or successor company or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not exceed the fair market value of Ordinary Shares subject to such Options immediately preceding the Acquisition; or (ii) upon written notice to the Grantees, provide that all Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or
          (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the Ordinary Shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

     9.3 In the event that the Company shall issue any of its Ordinary Shares or other securities as bonus Ordinary Shares upon or with respect to any Ordinary Shares which shall at the time be subject to a right of purchase by a Grantee hereunder, each Grantee upon exercising such right shall be entitled to receive (for the purchase price payable upon such exercise), the Ordinary Shares as to which he is exercising his said right and, in addition thereto (at no additional cost), such number of Ordinary Shares of the class or classes in which such bonus Ordinary Shares were declared, and such amount of cash in lieu of fractional Ordinary Shares, as is equal to the amount of Ordinary Shares and the amount of cash in lieu of fractional Ordinary Shares which he would have received had he been the holder of the Ordinary Shares as to which he is exercising his said right at all times between the date of the granting of such right and the date of its exercise.

     9.4 Upon the happening of any of the foregoing events, the class, aggregate number and individual limit of Ordinary Shares issuable pursuant to the Plan (as set forth in paragraph 4 hereof), in respect of which Option Awards have not yet been granted, shall also be appropriately adjusted to reflect the events specified in paragraphs 9.1, 9.2 and 9.3 above.

     9.5 The Committee shall determine the specific adjustments to be made under this paragraph 9, and its determination shall be conclusive.

     9.6 In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

     9.7 Except as expressly provided herein, no issuance by the Company of Ordinary Shares of any class, or securities convertible into Ordinary Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.


10.  Assignability

     Each Option Award and each benefit granted under the Plan to a Grantee shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Grantee's lifetime, only by the Grantee.

11.  Amendment of the Plan

     The Committee may, at any time and from time to time, terminate or amend the Plan in any respect except that in no event may any action of the Company alter or impair the rights of a Grantee without his consent under any Option Award previously granted to him.

     No amendment of the Plan may be made without approval of the shareholders of the Company if the amendment will: (i) disqualify any ISO granted under the Plan; (ii) increase the total number of Ordinary Shares which may be issued under the Plan; (iii) increase the maximum number of Ordinary Shares with respect to Option Awards that may be granted to any individual under the Plan;
(iv) modify the requirements as to eligibility for participation in the Plan.

12.  Continuance of Employment

     Neither the Plan nor the Agreement shall impose an obligation on the Company or a subsidiary thereof, to continue any Grantee in its employ, and nothing in the Plan or in any Option Award granted pursuant thereto shall confer upon any Grantee a right to continue in the employ of the Company or a subsidiary thereof, or restrict the right of the Company or a subsidiary thereof, to terminate such employment at any time.

13.  Governing Laws

     The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

14.  Tax Consequences

     Any tax consequences arising from the grant or exercise of any Option Award from the payment for Ordinary Shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee. Furthermore, the Grantee shall agree to indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including, without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee. The Company shall have the right to condition the obligation to deliver Ordinary Shares or vest Options under this Plan upon the participant's paying the Company such amount as it may request to satisfy any liability for applicable withholding taxes.

15.  Rights as a Shareholder

     Except to the extent specifically provided by the Plan, the receipt of an Option Award will not give the recipient rights as a shareholder. The recipient of an Option Award will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Option Award, upon actual receipt of Ordinary Shares, or as the Committee shall otherwise determine it its absolute discretion.

16.  Conditions on Delivery of Ordinary Share

     The Company will not be obligated to delivery any Ordinary Shares pursuant to the exercise of Options or to remove any restrictions or legends from Ordinary Shares previously delivered under the Plan until (a) in the opinion of the Company's counsel, all applicable laws and regulations have been complied with, (b) if the outstanding Ordinary Shares are at the time listed on any stock exchange, until the Ordinary Shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and
(c) until all other legal matters in
connection with the issuance and delivery of such Ordinary Shares have been approved by the Company's counsel. If the sale of Ordinary Shares has not been registered under the Securities Act of 1933, as amended, or the securities laws of the State of Israel, the Company may require, as a condition to exercise of the Award, such representations and agreements as counsel for the Company may consider appropriate to avoid violation of such laws and may require that the certificates evidencing such Ordinary Shares bear an appropriate legend restricting transfer. If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Ordinary Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.

17.  Effective Date

     (a) The Plan shall be effective as of the later of (i) the date on which the Plan was adopted by the Board of Directors or (ii) the date on which the Plan was approved by the Company's shareholders (the "Effective Date"). Any Option Awards granted under the Plan prior to the Effective Date shall be effective as of the Effective Date.

     (b) This Plan shall terminate on July 31, 2009 (unless sooner terminated by the Committee).

A.   SUB-PLAN FOR ISRAELI EMPLOYEES

1.   Purpose

     Options granted to Israeli Grantees subject to Israeli taxation under the Israeli Plan may or may not contain such terms as will qualify such options for the special tax treatment under section 102 of the Israeli Income Tax Ordinance ("102 Options"). Options that do not contain terms as will qualify them for the special tax treatment under section 102 of the Israeli Income Tax Ordinance, shall be referred to herein as Section 3(I) Options ("3(I) Options").



2.   Trustee

     2.1 (i) The 102 Options which shall be granted to Grantees and/or (ii) any Ordinary Shares issued upon exercise of such 102 Options and/or (iii) any other Ordinary Shares received subsequently following any realization of rights resulting from a 102 Option (subsection (ii) and (iii) Ordinary Shares are collectively referred to as "Resulting Ordinary Shares") and/or (iv) 3(I) Options, shall be issued to a Trustee nominated by the Board of Directors or the Committee, approved in accordance with the provisions of Section 102 of the Israeli Income Tax Ordinance (the "Trustee"). 102 Options and the Resulting Ordinary Shares shall be held by the Trustee for the benefit of the Grantees for a period of not less than 24 months from the date of grant.

          Anything to the contrary notwithstanding, the Trustee shall not release any 102 Options and/or a 3(I) Option which were not already exercised into Ordinary Shares by the Grantee or release any Ordinary Shares issued upon exercise of such Options prior to the full payment of the Grantee's tax liabilities arising from such Options which were granted to the Grantee and/or any Ordinary Shares issued upon exercise of such Options.

          Upon receipt of a 102 Option and/or a 3(I) Option, the Grantee will sign the Option Agreement which shall be deemed as Grantee's undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Option Plan, or any Option or Ordinary Share granted to the Grantee thereunder or Ordinary Shares issued upon exercise of an Option.

     2.2 With respect to all Ordinary Shares issued upon the exercise of Options purchased by the Grantee, the Grantee shall be entitled to receive dividends in accordance with the number of such Ordinary Shares, and subject to any applicable taxation on distribution of dividends.


          During the period in which Ordinary Shares issued to the Trustee on behalf of a Grantee upon exercise of a 102 Options are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Grantee.

     2.3 For As long as Ordinary Shares are held by the Trustee in favor of the Grantee, all rights the Grantee possesses with respect to the Ordinary Shares are personal, and can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution. Any such action, whether direct or indirect shall be void

     2.4 The Board of Directors, the Committee and, if applicable, the Trustee, shall not be required to release any share certificate issued upon exercise of a 102 Option and/or a 3(I) Option to an Grantee until all required payments have been fully made.


B.   SUB-PLAN FOR US EMPLOYEES

1.   Purpose

     The purpose and intent of the US Plan is to provide participants ("Participants") who provide services in the US with opportunities to purchase Ordinary Shares in the Company.

2.   Options

     2.1 An Option Award entitles the Participant to purchase a specified number of Ordinary Shares at a specified exercise price. Both "incentive stock options" ("ISO") as defined in Section 422 of the Internal Revenue

          Service Code of 1986 as amended (the "Code") and non-incentive stock options ("NQSO") may be granted under the US Plan. ISOs may be awarded only to employees.

     2.2 The exercise price of each Option shall be determined by the Committee, but in the case of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten percent shareholder) of the Fair Market Value (as hereunder defined) of a Share at the time the ISO is granted and in no case shall the exercise price of an Option be less, in the case of an original issue of authorized Ordinary Shares, than the par value of an Ordinary Share.

     2.3 For purpose of the Plan and any Option Award granted hereunder, Fair Market Value shall be the closing price of the Ordinary Shares on the date of calculation (or on the last preceding trading date if the Ordinary Shares were not traded on such date) if the Ordinary Shares are readily tradeable on a national securities exchange or other market system, and if the Ordinary Share are not readily tradeable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Ordinary Share. For purposes of this Plan, "ten percent shareholder" shall mean any Participant who at the time of grant owns directly, or is deemed to own by reason of the attribution rules set forth in Section 424(d) of the Code, Ordinary Ordinary Shares possessing more than 10 percent (10%) of the total combined voting power of all classes of Ordinary Shares of the Company or any of its subsidiaries.

     2.4 In no case shall an Option be exercisable more than ten years (five years, in the case of an ISO granted to a ten percent shareholder) from the date the Option was granted.

     2.5 The maximum aggregate number of Ordinary Shares which may be issued pursuant to the exercise of ISO's shall be 150,000, subject to adjustment pursuant to paragraph 9 of the Plan.

     2.6 The aggregate Fair Market Value (determined as of the time the Option Award is granted) of the Ordinary Share with respect to which ISO's are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000.

     2.7 Ordinary Shares tendered by a participant or withheld by the Company to satisfy the tax withholding obligations, to the extent permitted by applicable law, on the exercise or vesting of an Award shall be available again for Awards under the Plan, but only to participants which are not subject to Section 16 of the Securities Exchange Act of 1934.

                                  FUNDTECH LTD.

                                      PROXY

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 7, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


           The undersigned hereby appoints Reuven Ben-Menachem and Michael S. Hyman, and each or any of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Fundtech Ltd., an Israeli corporation (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 12 Ha'hilazon Street (5th floor), Ramat Gan, Israel on September 7, 1999 at 10:00 a.m. (local time) or at any adjournment or postponement thereof, as shown on the voting side of this card.


           This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominee directors, FOR Proposals 2,3,4,5,6,7, and 8 in the discretion of the proxies, with respect to all other matters which may properly come before the meeting and any and all adjournments thereof.



                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)


                                                               SEE REVERSE SIDE



789621\01

                         PLEASE DATE, SIGN AND MAIL YOUR

                      PROXY CARD BACK AS SOON AS POSSIBLE!



                         ANNUAL MEETING OF SHAREHOLDERS

                                  FUNDTECH LTD.



                                SEPTEMBER 7, 1999


                 Please Detach and Mail in the Envelope Provided


[X]  Please mark your votes
     as in this example.


    FOR                  WITHHOLD
all nominees             AUTHORITY
 (except as             to vote for
 indicated)             all nominees

    [ ]                     [ ]


1    Elect the directors of     Nominees: Reuven Ben-Menachem
     the Company.
                                          George M. Lieberman

                                          Jay B. Morrison

                                          Achi Racov

                                          Rina Shainski

                                          Eddy Shalev

                                          Rimon Ben-Shaoul

(Instructions: To
withhold authority to
vote for any individual
nominee strike a line
through that nominee
name)


2 Ratify and approve an increase in the number of shares reserved for issuance pursuant to the Company's Directors' Option Plan.

                 FOR                 AGAINST                  ABSTAIN

                 [ ]                   [ ]                      [ ]


3    Approve the compensation of the Company's directors for 1999.

                 FOR                 AGAINST                  ABSTAIN

                 [ ]                   [ ]                      [ ]


4 Ratify and approve the compensation and Option Awards of Mr. Reuven Ben-Menachem, a member of the Company's Board of Directors and Fundtech's CEO.

                 FOR                 AGAINST                  ABSTAIN

                 [ ]                   [ ]                      [ ]


5 Approve the grant of Option Awards to Ms. Rina Shainski and Mr. George Lieberman, each a member of the Company's Board of Directors.

                 FOR                 AGAINST                  ABSTAIN

                 [ ]                   [ ]                      [ ]


6    Approve the 1999 Fundtech Ltd. Employee Option Plan.

                 FOR                 AGAINST                  ABSTAIN

                 [ ]                   [ ]                      [ ]


7 Ratify and approve amendments to the Company's 102 Plan, 1996 US Plan, 1997 Israel Plan and the 1997 US Plan, increasing the aggregate number of Ordinary Shares reserved under such Plans.

                 FOR                 AGAINST                  ABSTAIN

                 [ ]                   [ ]                      [ ]


8 Ratify the appointment of Kost, Forer and Gabbay, a member of Ernst and Young International, independent certified public accountants, as auditors for the Company for fiscal year 1999.

                 FOR                 AGAINST                  ABSTAIN

                 [ ]                   [ ]                      [ ]



                                                          Dated:         , 1999
--------------------  --------------------------------           --------
(SIGNATURE)           (SIGNATURE IF HELD JOINTLY)


NOTE: This proxy should be dated and signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.